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Exhibit 99.1

May 20, 2004

Via E-mail: steve-d.jones@wsj.com

Mr. Steve Jones
The Wall Street Journal

Dear Mr. Jones:

        I appreciate your giving me the opportunity to address your questions in connection with the strategic merger between Evergreen Resources Inc. and Pioneer Natural Resources Company.

        You asked about the negotiation process. Evergreen appointed a Transaction Committee of independent directors to negotiate the transaction, as well as appoint counsel and financial advisors. I was not a member of the committee, and neither was Mr. Sheffield. The committee was charged with exclusive responsibility to negotiate the terms of the transaction and improved both the price and consideration terms from the initial indications of interest from Pioneer. Our committee negotiated with two Pioneer executives other than Mr. Sheffield. I can't really comment on the details of Pioneer's internal process, but I know that during the period of most critical negotiations, Scott Sheffield was out of the country and never had any dealings with the Transaction Committee.

        We had discussions with one or more companies in the past. These companies were not invited to bid in an open auction, because this transaction is a strategic merger and not an outright sale of the company. We believe that this strategic merger is good for our employees as well as our shareholders, especially since our shareholders will realize a substantial portion of the value of our long-lived assets, while providing them access to Pioneer's high impact projects. Our cultures are very similar, and we expect that almost all of our employees will be offered jobs except the top three executives (who have signed non-compete agreements). The break-up fee under the Merger Agreement is $35 million, which is less than 2% of Evergreen's enterprise value and much lower than similar transactions. I believe strongly that the form of the transaction as a merger, as opposed to a tender offer, assures that any qualified buyer will have ample time to make a superior offer, if they are truly interested.

        Numerous metrics have been used to evaluate the purchase price of Evergreen. The $1.40 per Mcfe is just one metric. One analyst calculated the $1.40 per Mcfe as a premium to Evergreen's current net asset value. Analysts also agree that the unit reserve values are not precisely comparable because of present value differences due to long reserve life. Evergreen's reserve life is more than 30 years, which the market place has valued at a lower unit price than reserves that can be produced more rapidly. I believe that we did in fact receive a premium, especially based on cash flow multiples and the value paid per unit of current production. When comparing the Evergreen/Pioneer merger implied transaction value of $12,000 per daily Mcfe to the $7,600 per daily Mcfe for the Encana/Tom Brown acquisition, it appears that Evergreen received a very fair price. Also, the announcement of the Westport Resources Corporation and Tom Brown Inc. acquisitions, just prior to our deal, caused the prices of similarly situated companies to rise rapidly. The deal reflects an approximate 19% premium from our stock price 30 days before announcement.

        On a 2003 cash flow multiple, using the implied deal value for Evergreen of 12.3X versus the 8.9x multiple for Tom Brown, it again appears that the price received for Evergreen was fair and reasonable. Our Transaction Committee considered numerous factors in concluding to recommend this transaction, not just cash flow. Together with its investment advisor, it went through a traditional valuation analysis, as will be explained more completely when we file our proxy material with the Securities and Exchange Commission. We believe that this is a good transaction for our stockholders and that they will have the opportunity to continue a portion of their investment in the combined Pioneer Evergreen.

        I appreciate your permitting me to opportunity to respond to your questions.

                      Sincerely,

                      Evergreen Resources, Inc.

                      Mark S. Sexton
                      President & CEO

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  Exhibit 99.1